EXHIBIT 4.12

                AMENDMENT NO. 1 TO THE 1997 LONG-TERM INCENTIVE
                    PLAN ADOPTED BY THE BOARD OF DIRECTORS
                                 IN AUGUST, 1998

            RESOLVED, that, an amendment (the "AMENDMENT") to the Company's 1997 Long-Term Incentive Plan (the "LONG-TERM INCENTIVE PLAN"), to amend and restate the third paragraph of Section 1.5 of the Long-Term Incentive Plan as set forth below is hereby authorized, ratified and approved:


            "There shall be no limit on (i) the aggregate number of shares of Common Stock subject to Options or Stock Appreciation Rights that may be granted to any one participant in any one year under the Plan; (ii) the aggregate number of shares of Common Stock that may be granted to any one participant in any one year in respect of Restricted Stock; (iii) the aggregate number of shares of Common Stock that may be received by any one participant in any one year in respect of a Performance Award; or the aggregate amount of cash that may be received by any one participant in any one year in respect to a Performance Award."

                AMENDMENT NO. 2 TO THE 1997 LONG-TERM INCENTIVE
                    PLAN ADOPTED BY THE BOARD OF DIRECTORS
                                  IN MAY, 1999

            RESOLVED, that, an amendment (the "AMENDMENT") to the Company's 1997 Long-Term Incentive Plan (the "LONG-TERM INCENTIVE PLAN"), to amend and restate the first paragraph of Section 1.5 of the Long-Term Incentive Plan as set forth below is hereby authorized, ratified and approved:

"Initially, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 720,000. This number of shares, together with the number of shares of Common Stock reserved for outstanding and future awards under the Company's 1995 Long-Term Incentive Plan (the "1995 Plan") represent approximately 10% of the total outstanding number of shares of Common Stock as of the effective date of the Plan. As of January 1 of each year the Plan is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the Plan or the 1995 Plan, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year (or, for 1998, as of the commencement of the Plan), the number of shares that may be issued under the Plan shall be increased (in the event there is an increase in the number of shares of Common Stock outstanding) by an amount such that the total number of shares of Common Stock available for issuance under the Plan and the 1995 Plan equals 10% of the total number of shares of Common Stock outstanding, not including any shares issued under the [1997] Plan and the 1995 Plan. For purposes of the preceding sentence, shares of Common Stock that may be issued upon conversion of issued and outstanding preferred stock, $1.00 par value, of the Company shall be considered issued and outstanding."